Exhibit 10.14

PRIVILEGED AND CONFIDENTIAL
ATTORNEY WORK PRODUCT	[EXECUTION COPY]

PRODUCT LIABILITY SERVICES

AND DEFENSE COORDINATION AGREEMENT

PRODUCT LIABILITY SERVICES AND DEFENSE COORDINATION AGREEMENT, dated as of December 1, 1993, among Raci Acquisition Corporation, a Delaware Corporation to be renamed Remington Arms Company, Inc. (the “Buyer”), E.I. du Pont de Nemours and Company, a Delaware corporation (“DuPont”), and Remington Arms Company, Inc., a Delaware corporation to be renamed Sporting Goods Properties, Inc. (“RAC”).

W I T N E S S E T H :

WHEREAS, the Buyer, DuPont and RAC have entered into an Asset Purchase Agreement, dated as of November 24, 1993 (the “Asset Purchase Agreement”), providing for the purchase by the Buyer of the RAC Business from RAC and the Fishline Assets and the Related RAC Assets from DuPont;

WHEREAS, pursuant to Sections 8.2 (a)(vii), 8.2 (b)(iii) and 8.2 (b)(iv) of the Asset Purchase Agreement, DuPont and RAC have indemnified the Buyer against any and all Losses resulting from or arising out of, among other things, certain Product Liabilities, and the Buyer has indemnified DuPont and RAC against any and all Losses resulting from or arising out of, among other things, certain other Product Liabilities; and

WHEREAS, the Buyer, DuPont and RAC desire to set forth certain of the rights, duties and obligations of the parties hereto with respect to the handling of the Claims underlying such indemnification obligations;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the Buyer, DuPont and RAC agree as follows:

SECTION I

Definitions

1.1.            Definitions. All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Asset Purchase Agreement. In addition, the following terms, as used herein, shall have the following respective meanings:

“Agreement”: this Product Liability Services and Defense Coordination Agreement, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Assumed Claims”: Product Liabilities included in the Assumed Liabilities described in Section 2.5 (a)(iv) of the Asset Purchase Agreement.

“Claims”: any and all claims, demands, proceedings, actions and causes of action, cross-actions, third-party actions, suite, judgments, debts, dues, liens, actual or punitive damages, additional or multiple damages, whether in contract, tort or otherwise, including, but not limited to, claims of negligence, gross negligence, breach of warranty, strict or absolute liability, violations of law or misfeasance or nonfeasance of any sort.

“Covered Claims”: a collective reference to all Assumed Claims, Discontinued Product Claims, Excess Claims, Post-Closing Claims and Undisclosed Claims.

“Disclosure Schedule”: Schedule 2.5 (a)(iv) to the Asset Purchase Agreement.

“Discontinued Product Claims”: Product Liabilities relating to products formerly manufactured or offered for sale by RAC or any of its subsidiaries, affiliates or licensees, or any predecessors thereof, or with respect to which RAC is alleged to bear legal responsibility, but which are not being manufactured or offered for sale by RAC or any of its subsidiaries, affiliates or licensees on the Closing Date (without regard to whether the Occurrence giving rise to any such Product Liability happened prior to, on or after the Closing Date).

“Excess Claims”: Product Liabilities set forth on the Disclosure Schedule and in an amount greater than the Product Liability Threshold (as such threshold may be modified pursuant to Section 2.5 (a)(iv) of the Asset Purchase Agreement).

“Post-Closing Claims”: Product Liabilities related to Occurrences happening after the Closing Date.

“Product Liabilities”: all liabilities, obligations and commitments of any nature, whether known or unknown, absolute, accrued, contingent or otherwise, arising from or relating to Claims involving the products of the Business, including Claims for personal injury, wrongful death or economic or property loss, but not including the liabilities for warranties of the type assumed by the Buyer under clause (vi) of Section 2.5(a) of the Asset Purchase Agreement.

“SGP”: Sporting Goods Properties, Inc.

“Undisclosed Claims”: Product Liabilities, other than Discontinued Product Claims, related to Occurrences happening prior to the Closing and not set forth on the Disclosure Schedule.

For purposes of the definitions of “Post-Closing Claims” and “Undisclosed Claims,” DuPont, RAC and the Buyer agree that “Product Liabilities” will include claims related to firearms that are manufactured by third parties as “replicas” or otherwise and sold or advertised using the Remington name.

SECTION II

General Provisions

2.1.            Conduct of the Defense by the Buyer. Except as otherwise provided herein, the defense of all Covered Claims shall be managed at the direction of the Buyer, and, accordingly, all decisions with respect to any action to be taken, or not to be taken, in connection with any Covered Claim, including but not limited to the selection of outside counsel and the retention of consultants and expert witnesses, shall be in the discretion of the Buyer.

2.2.            Expenses. The Buyer shall provide DuPont with monthly statements setting forth the costs and expenses, including but not limited to costs and expenses with respect to attorneys, accountants, consultants and expert witnesses (including consultants and expert witnesses who are employees of the Buyer) and expenses attributable to travel, accommodations and the time spent by employees of the Buyer on Discontinued Product Claims, Excess Claims and Undisclosed Claims (all such time to be billed in accordance with a schedule of hourly rates to be mutually agreed upon), incurred by the Buyer in defending Discontinued Product Claims, Excess Claims and Undisclosed Claims, and DuPont and RAC shall reimburse the Buyer for such amounts within 30 days of the receipt of each such monthly statement. The Buyer shall use its reasonable efforts to ensure that the costs and expenses incurred in defending Discontinued Product Claims, Excess Claims and Undisclosed Claims shall be reasonable.

SECTION III

Provisions with Respect to

Discontinued Product Claims

3.1.            Conduct of the Defense. All Discontinued Product Claims shall be handled in accordance with a general litigation strategy mutually acceptable to the Buyer and DuPont, which shall include, among other things, a budget for defense costs. The Buyer shall conduct the defense, on behalf of DuPont and RAC and at their expense, of all Discontinued Product Claims; provided, that DuPont may elect to assume the defense of any such Claim by delivering to the Buyer, no later than a period of time (as mutually agreed between the parties) after the initiation of any lawsuit or administrative proceeding in respect of such Claim, notice of such election. Such election shall become effective fifteen days after the delivery to the Buyer of notice thereof. In the event of such election, except as otherwise provided in Section 3.3 below, the defense of all such Discontinued Product Claims shall be managed at the direction of DuPont, and, accordingly, all decisions with respect to any action to be taken, or not to be taken, in connection with any such Discontinued Product Claim shall be in the discretion of DuPont.

3.2.            General Conditions—Discontinued Product Claims Defended by the Buyer. The Buyer shall consult with DuPont from time to time concerning the progress of the Buyer’s defense of Discontinued Product Claims and the status of the budget for defense costs, shall notify DuPont of all major developments in such Discontinued Product Claims and, to the extent reasonably possible, shall consult with DuPont with respect to any action that the Buyer proposes to take or not to take that will depart in any material respect from the general litigation strategy agreed upon by the parties hereto. All outside counsel and expert witnesses shall be retained by the Buyer on behalf of DuPont and RAC, subject to DuPont’s approval (not to be unreasonably withheld), and the Buyer shall not resolve or make any decision whether to pursue an appeal of any judgment in respect of any such Discontinued Product Claim without the consent of DuPont (such consent not to be unreasonably withheld), provided that the Buyer may take any steps necessary to preserve any rights of appeal.

3.3.            General Conditions—Discontinued Product Claims Defended by DuPont. DuPont shall consult with the Buyer from time to time concerning the progress of all Discontinued Product Claims being defended by DuPont, shall notify the Buyer of all major developments in any such Discontinued Product Claim and, to the extent reasonably possible, shall consult with the Buyer with respect to any action or inaction that DuPont proposes to take or refrain from taking that will depart in any material respect from the general litigation strategy agreed upon by the parties hereto. Prior to the resolution of any Discontinued Product Claim being defended by DuPont, DuPont shall consult with the Buyer with respect to such resolution.

SECTION IV

Provisions with Respect to

Excess Claims and Undisclosed Claims

4.1.            Notice. If any party hereto shall become aware of the existence of any Undisclosed Claim, such party shall give prompt notice to the other parties hereto of such Claim.

4.2.            Consultation with DuPont. All Excess Claims and Undisclosed Claims shall be handled in accordance with a general litigation strategy mutually acceptable to the Buyer and DuPont, which shall include, among other things, a budget for defense costs. The Buyer shall consult with DuPont from time to time concerning the progress of the Buyer’s defense of Excess Claims and Undisclosed Claims and the status of the budget for defense costs.

4.3.            Resolution of Claims. The Buyer may resolve any Excess Claim or Undisclosed Claim, without the consent of DuPont and RAC, for an amount that does not exceed an amount as mutually agreed between the parties. The Buyer may resolve any Excess Claim or Undisclosed Claim for an amount in excess of such mutually agreed amount with the consent of DuPont (such consent not to be unreasonably withheld). The Buyer shall not make any decision whether to pursue an appeal of any judgment in respect of any Excess Claim or Undisclosed Claim without the consent of DuPont (such consent not to be unreasonably withheld), provided that the Buyer may take any steps necessary to preserve any rights of appeal.

SECTION V

Provisions With

Respect to Assumed Claims

5.1.            Consultation with DuPont. The Buyer shall review with DuPont no less frequently than once each quarter the progress of the Assumed Claims, and shall consult with DuPont with respect to the general litigation strategy to be followed by the Buyer in defending such Claims.

5.2.            Resolution of Claims. The Buyer may resolve any Assumed Claim for an amount not to exceed an amount as mutually agreed between the parties without the consent of DuPont or RAC. The Buyer may resolve any Assumed Claim for an amount in excess of such mutually agreed amount with the consent of DuPont (such consent not to be unreasonably withheld).

5.3.            Expense Statements. Promptly following the end of each fiscal quarter of the Buyer, the Buyer shall provide DuPont with statements setting forth the costs and expenses incurred by the Buyer during such quarter in respect of the Assumed Claims. The Buyer shall provide DuPont with reasonable documentation of such costs and expenses at DuPont’s request.

SECTION VI

Provisions With

Respect to Post-Closing Claims

6.1.            Notice. If DuPont or RAC shall become aware of the existence of any Post-Closing Claim, DuPont or RAC, as the case may be, shall promptly notify the Buyer of such Claim. If the Buyer shall become aware of the existence of any lawsuit or administrative proceeding in respect of a Post-Closing Claim to which DuPont or, following RAC’s change of name to SGP, SGP is a named party, the Buyer shall promptly notify DuPont or RAC, as applicable, of such Claim. Each party to the Agreement shall provide or shall cause to be provided to the other parties hereto from time to time copies of all complaints and responses thereto, and any other filings reasonably requested by any party to the Agreement, received by it concerning any Post-Closing Claim with respect to which such other parties are named parties.

6.2.            Resolution of Claims. If DuPont or SGP is a named party in any Post-Closing Claim, the Buyer shall not consent to the entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief affecting DuPont or RAC or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to DuPont or RAC, as applicable, of a release from liability with respect to such Post-Closing Claim at least as extensive as the release from liability to be given to the Buyer in respect thereof unless, in each case, the consent of DuPont or RAC, as applicable, shall have been obtained. The Buyer shall promptly notify DuPont and RAC of the disposition of any Post-Closing Claim with respect to which DuPont or SGP was a named party.

SECTION VII

Services to be Provided by the Buyer

7.1.            Description of Services. In connection with the Discontinued Product Claims for which DuPont has assumed the defense in accordance with Section 3.1 hereof, at DuPont’s request, the Buyer, on behalf of DuPont, shall provide the following services (provided, that such services shall only be required to be provided in such manner and at such times as may be mutually acceptable to the Buyer and DuPont, taking into consideration the Buyer’s requirements with respect to the conduct of other litigation):

(a)                        review claims, obtain information with respect to factual issues, prepare exhibits, perform tests, conduct research, and provide advice regarding the recommended disposition of such Discontinued Product Claims;

(b)                       arrange for expert testimony and advice concerning such Discontinued Product Claims, and do preparatory work in respect of the same;

(c)                        assist in matters of discovery, including interrogatories and requests for the production of documents;

(d)                       provide documentary evidence, to the extent available, to support the positions of DuPont with respect to such Discontinued Product Claims;

(e)                        attend and participate in trials, depositions and other proceedings on behalf of DuPont;

(f)                          assist DuPont in engaging outside counsel to represent DuPont in connection with such Discontinued Product Claims; and

(g)                       make recommendations to DuPont regarding the handling of such Discontinued Product Claims.

7.2.            Payment for Services. DuPont shall reimburse the Buyer for all costs and expenses incurred by it in connection with the provision of the services described in Section 7.1 above, including expenses attributable to travel, accommodations and the time spent by employees of the Buyer on such matters (all such time to be billed in accordance with a schedule of hourly rates to be mutually agreed upon). The Buyer shall use its reasonable efforts to ensure that the costs and expenses incurred in connection with the provision of the services described in Section 7.1 shall be reasonable.

SECTION VIII

Miscellaneous

8.1.            Term of the Agreement. This Agreement shall remain in full force and effect so long as any party hereto shall have any indemnification obligations pursuant to Sections 8.2(a)(vii), 8.2(b)(iii) (with respect to the Assumed Liabilities described in Section 2.5(a)(iv) of the Asset Purchase Agreement) or 8.2(b)(iv) of the Asset Purchase Agreement.

8.2.            Standard of Care. In conducting the defense of Covered Claims, the Buyer shall not differentiate among such Claims on the basis of the identity of the party having the indemnification obligation with respect to any Claim. The Buyer shall use reasonable, good faith efforts, diligence and care in the management of the defense of the Covered Claims and in the provision of the services described in Section 7.1 above. In the absence of gross negligence, recklessness or willful misconduct by it, the Buyer shall have no liability to DuPont or RAC for any injury, loss or damage of any nature whatsoever arising out of or relating to such management or provision of services.

8.3.            Reservation of Rights. Any party’s waiver of any of its rights or remedies afforded hereunder or by law is without prejudice and shall not operate to waive any other rights or remedies which that party shall have available to it, nor shall such waiver operate to waive such party’s rights to any remedies due to a future breach, whether of a like or different character.

8.4.            Designation of Contact Person. The Buyer and DuPont shall each designate an individual to act as the primary contact person with respect to the consultations and other communications to be engaged in hereunder (each, a “Contact Person”). The Contact Person designated by DuPont shall act on behalf of DuPont and RAC. All communications between the parties hereto relating to the matters described herein shall be addressed to the applicable Contact Person.

8.5.            Notices. All notices, approvals and elections provided for herein to be effective shall be in writing (other than approvals in respect of the resolution of any Covered Claim, which approvals may be given orally) and shall be deemed to have been duly given or made when delivered personally, or, in the case of telecopy notice or delivery by a nationally recognized overnight courier, when received, or three days after being sent by registered or certified mail (return receipt requested), postage prepaid, as follows:

(i)      if to the Buyer,

RACI Acquisition Corporation
c/o The Clayton & Dubilier Private
Equity Fund IV Limited Partnership
270 Greenwich Avenue
Greenwich, Connecticut 06830
Telecopy:	(203) 661-0544
Telephone:	(203) 661-0544
Attention:	Clayton & Dubilier Associates IV
Limited Partnership,
attention: Joseph L. Rice III, a general partner

With a copy to:

Clayton, Dubilier & Rice, Inc.

126 East 56th Street

New York, New York 10022

Telecopy: (212) 355-7629

Telephone: (212) 355-0740

Attention: Richard C. Dresdale

and to:

Debevoise & Plimpton

875 Third Avenue

New York, New York 10022

Telecopy: (212) 909-6836

Telephone: (212) 909-6000

Attention: Franci J. Blessberg, Esq.

(ii)      if to DuPont,

Vice President and Treasurer

E.I. du Pont de Nemours and Company

1007 Market Street

Wilmington, Delaware 19898

Telephone: (302) 773-3995

Telecopy: (302) 773-1536

(iii)     if to RAC,

Remington Arms Company, Inc.

c/o Administrator,

DuPont Chemical & Energy Operations

Room 8045

DuPont Building

1007 Market Street

Wilmington, Delaware 19898

Telephone: (302) 773-3407

Telecopy: (302) 773-1536

With a copy to:

General Counsel

E.I. du Pont de Nemours and Company

Legal Department

1007 Market Street

Wilmington, Delaware 19898

Telephone: (302) 774-7202

Telecopy: (302) 773-4679

or to such other address as any party shall have specified by notice in writing to the other parties hereto.

8.6.            Binding Effect/Assignment. This Agreement shall be binding upon and shall inure to the benefit of each of the Buyer, DuPont, RAC and their respective successors and permitted assigns. Nothing in this Agreement shall modify in any way the parties’ indemnification obligations under the Asset Purchase Agreement. The Agreement may not be amended, supplemented or otherwise modified except by written agreement of the parties hereto. Neither this Agreement nor any of the rights or obligations hereunder of any party hereto may be assigned without the prior written consent of the other parties hereto, provided that the Buyer may assign this Agreement to any subsidiary of the Buyer or to any lender to the Buyer or any subsidiary or affiliate thereof as security for obligations to such lender in respect of the financing arrangements entered into in connection with the transactions contemplated by the Asset Purchase Agreement and any refinancings, extensions, refundings or renewals thereof.

8.7.            Reports, Books, Records and Other Documents: Cooperation. With respect to Covered Claims, each of the parties hereto shall maintain and retain, for a reasonable period, appropriate reports, books, records and other documents pertaining to complaints concerning products that are or may reasonably be expected to be the subject of Covered Claims and the processing and disposition thereof and litigation files pertaining to Covered Claims, including but not limited to records of summonses, complaints, subpoenas and responses thereof, interrogatories and answers to interrogatories, requests for the production of documents and documents produced in response thereto, depositions and other forms of testimony, transcripts of trials and hearings and summaries thereof, briefs, motions, judgments, orders and opinions of court.

DuPont and RAC shall cooperate with the Buyer in the defense of all Covered Claims, and (i) the reports, books, records and other documents of DuPont and RAC, if any, with respect to such covered Claims, including any reports, books, records and other documents pertaining to the design, test, manufacture, production, packaging, advertising, sale and recall of products that are or may reasonably be expected to be the subject of Covered Claims, and (ii) the personnel of DuPont and RAC (whether in respect of technical, legal or other matters) shall be made available to the Buyer upon request in connection with such defense.

8.8.            Confidentiality. Each of the parties hereto shall not disclose, and shall keep confidential, all information provided to it under this Agreement except for such information as may already be publicly available (other than as a result of any breach by it of this provision) or as may be required by law. In addition, if it is determined by the parties hereto that it may be necessary or desirable to enter into a formal joint defense agreement memorializing their understandings and agreements with respect to the matters covered herein, the Buyer, DuPont and RAC shall enter into such an agreement.

8.9.            Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

8.10.          Governing Law. THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS THEREOF.

8.11.          Severability. In the event that any provision of this Agreement shall be found to be void or unenforceable, such finding shall not be construed to render any other provision of this Agreement either void or unenforceable, and all other provisions shall remain in full force and effect unless the provisions which are invalid or unenforceable shall substantially affect the rights or obligations granted to or undertaken by either party.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first above written.

RACI ACQUISITION CORPORATION

By:	/s/ Michael G Babiarz
Name: Michael G Babiarz
Title: Vice President and Treasurer

E.I. DU PONT DE NEMOURS AND COMPANY

By:	/s/ Richard H. Heath
Name: Richard H. Heath
Title: Attorney-in-Fact

REMINGTON ARMS COMPANY, INC.

By:	/s/ Ronald A Partnoy
Name: Ronald A Partnoy
Title: Secretary